Exhibit 99.2
Transcript
Transcript of
Hanover Capital Mortgage Holdings, Inc. (HCM)
Fourth Quarter 2007 Earnings Conference Call
April 3, 2008
Participants
John Burchett, President and Chief Executive Officer
Presentation
Operator
Greetings and welcome to the Hanover Capital Mortgage Fourth Quarter Earnings Results Conference. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. John Burchett, President and CEO for Hanover Capital Mortgage. Thank you, Mr. Burchett, you may begin.
John Burchett — Hanover Capital Mortgage Holdings, Inc. — President and Chief Executive Officer
Thank you, Diego. Thank you, everybody for joining our call this morning. Before we start, I just want to remind everyone of our standard disclaimers about forward-looking statements that are said forth both in today’s earnings release and our Form 10-K for the year ended 12/31/07 which we filed yesterday with the SEC.
As you all know, we’ve been in a market situation since the middle of last summer that has been the worst we’ve seen in the mortgage market in decades that has had a negative impact on our company and we are doing everything we can to solve the situation and try to move forward from where we were then and where we are today. So the markets have been steadily declining as shown in our earnings release in terms of the pricing of our portfolio over year end. There are some measures out there by the Federal Government that seem to bring some hope to the market of some changes coming forward. Some people I have talked to in the last couple of days said this week has been a better week in the market but we have had glimpses of better markets on a day or two at a time in the past and at times, it has tended to revert back. However, there are some very positive programs that had been put through that we expect over time will help the situation.
Our results for the year obviously were very poor in terms of earnings and book value, primarily as a result of the impairment charges we have taken on our Subordinate MBS portfolio of about $73.5 million. The challenge for us all in this marketplace is where assets and securities such as we own are not trading in the marketplace almost at all is to come up where the fair pricing is. We spent some time on that obviously over the last couple of months to come up with where we think the fair value is and given the lack of any trading in the marketplace and given the type of spreads that we are seeing in the marketplace, we came up with the values as we put forth.
Currently, we are also operating at an operating loss due to the financing that we did in August of last year which is very expensive financing but it is financing that allowed us to retain our portfolio, retain the company together, and move forward with plans to raise more capital. On our subordinate portfolio, losses have gone up in 2007. We took losses of $1,970,000 in 2007 compared to only $28,000 in the prior year. So, losses definitely are up.
On a delinquency basis, as shown on page 50 of our 10-K, 98.62% of our loans, still a very high number, are current but that compares with 99.42% as of the end of last year. So, while we still are only 1.38% total delinquencies and that includes 30-days delinquents, which is the majority or the largest piece of that delinquency brackets, but still delinquencies have gone up over the past year. So the mortgage market is not healthy.
We have done a number of things over the past year and continuing to this year, that we needed to get done to move forward. First, as we’ve talked about before we converted all of our repo financing on the Subordinate MBS portfolio through a one-year term financing with Ramius. As I said, it was very expensive but also very necessary in terms of what’s happened in the market since then where there have been more and more people running into problems with short-term repos and having to do significant changes or go out of business because of the short-term repo market.

We also, in August of last year, reduced our overall repos on other assets at that time. During the first quarter of this year, we basically wound down all other outside financing with the exception of a small amount of about $400,000 under one line which we expect to pay off shortly this month. So, at the present time, we basically, essentially don’t have any short-term financing. Our only financing is the term facility with Ramius that we put on last summer.
We are currently working with Keefe, Bruyette, & Woods on strategic alternatives for the company. They are working in conjunction with ourselves and our board to look at alternative strategies and we are working diligently on trying to get something accomplished in that. We’ve also deferred interest payments on our preferred shares which is saving us cash in terms of contributing to our ability to continue to go forward.
That is all that I had for prepared remarks and again, just in summary, we’ve had a terrible market. We’ve reacted to that market by doing several things and we’ll continue to work to find a more permanent solution. I will open it up now to questions. Thank you.
Operator
Thank you, sir. We will now be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. Once again, to ask a question, please press *1 and we will pause for a few moments while we pool the questions.
Mr. Burchett, I am not receiving any request for questions at this time.
John Burchett — Hanover Capital Mortgage Holdings — President and Chief Executive Officer
Okay. We’ll end the call then and again, we are working diligently to try to solve the situation. To the extent people have individual questions and that we can answer them, feel free to give me a call directly and within the limits of what we can talk about on a one-on-one basis, I’d be glad to talk about our situation. Thanks again for joining the call.
Operator
Thank you. That concludes today’s teleconference. You may disconnect your lines at this time. Thank you all for your participation.